EXHIBIT 5

August 3, 2011

The Travelers Companies, Inc.

485 Lexington Avenue

New York, NY 10017

Re:          The Travelers Companies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, Associate Group General Counsel and Deputy Corporate Secretary of The Travelers Companies, Inc., a Minnesota corporation (the “Company”), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering by the Company of up to 30,000,000 shares of common stock, without par value (the “Common Stock”), of the Company pursuant to The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”).  The Plan was approved by the Company’s shareholders at its 2004 Annual Meeting of Shareholders on July 28, 2004.  I have examined the Company’s Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws, the Plan, and have reviewed such other documents and such matters of law as I have deemed necessary for this opinion.  Accordingly, based upon the foregoing, I am of the opinion that:

1.             The Company is duly and validly organized and existing and in good standing under the laws of the State of Minnesota.

2.             The Company has duly authorized the issuance of the shares of Common Stock.

3.             The shares of Common Stock that may be issued in accordance with the terms and provisions of the Plan will be, upon issuance, validly issued, and fully paid and nonassessable.

I do not express any opinion herein concerning any laws of any jurisdiction other than the law of the State of Minnesota.

I consent to the filing of this opinion as an exhibit to the Registration Statement.  I also consent to the reference to me under the caption “Interests of Named Experts and Counsel” contained in the Registration Statement without implying or admitting that I am an “expert” within the meaning of the Securities Act, or other rules or regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Wendy C. Skjerven
Vice President, Associate Group General Counsel and Deputy Corporate Secretary